                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   Form 11-K



   X      ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE
-------
          SECURITIES EXCHANGE ACT OF 1934

          For the year ended December 31, 1999

                         OR

_______   TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE
          SECURITIES EXCHANGE ACT OF 1934

          For the transition period from ____ to ____


Commission file number 1-4448


A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                  Baxter International Inc. and Subsidiaries
                           Incentive Investment Plan

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                           Baxter International Inc.
                              One Baxter Parkway
                              Deerfield, IL 60015
                                (847) 948-2000

                           BAXTER INTERNATIONAL INC.
                               AND SUBSIDIARIES
                           INCENTIVE INVESTMENT PLAN
                           -------------------------

                           FINANCIAL STATEMENTS AND
                            ADDITIONAL INFORMATION
                            ----------------------

                          DECEMBER 31, 1999 AND 1998
                          --------------------------

                  BAXTER INTERNATIONAL INC. AND SUBSIDIARIES
                           INCENTIVE INVESTMENT PLAN
                           -------------------------

                         INDEX TO FINANCIAL STATEMENTS
                          AND ADDITIONAL INFORMATION
                          --------------------------

                                                                           Page
                                                                           ----
Financial Statements:

   Report of Independent Accountants                                         1

   Statement of Net Assets Available for
      Benefits as of December 31, 1999
      and 1998                                                               2

   Statement of Changes in Net Assets Available
      for Benefits for the years ended
      December 31, 1999 and 1998                                             3

Notes to Financial Statements
                                                                           4-8

Additional Information:*

   Schedule I: Schedule of Assets Held for Investment Purposes as of December 31, 1999


*Other Schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

                       Report of Independent Accountants
                       ---------------------------------

June 26, 2000

To the Administrative Committee of
  the Baxter International Inc. and
  Subsidiaries Incentive Investment Plan


In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Baxter International Inc. and Subsidiaries Incentive Investment Plan (the "Plan") at December 31, 1999 and 1998, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Assets Held for Investment Purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan"s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PricewaterhouseCoopers LLP.
Chicago, Illinois

                  Baxter International Inc. and Subsidiaries
                           Incentive Investment Plan
                           -------------------------

                Statement of Net Assets Available for Benefits
                ----------------------------------------------

                                                                                               December 31,
                                                                                      1999                      1998
                                                                                      ----                      ----
Assets

Investments, at fair value:

   Cash and cash equivalents                                                    $    34,097,133          $    66,850,176
   Common stock                                                                     550,543,654              540,174,187
   Fixed income securities                                                           85,889,383               88,132,272
   Commingled fund                                                                  246,594,868              173,971,651
   Participant loans                                                                 28,571,785               27,912,005
                                                                                ---------------          ---------------
                                                                                    945,696,823              897,040,291

Group annuity contracts, at contract value                                          444,619,629              409,911,438
                                                                                ---------------          ---------------
                                                                                  1,390,316,452            1,306,951,729

Receivables:
   Dividend and interest                                                              5,290,810                2,477,193
   Due from brokers for
      securities sold                                                                 1,904,030                3,758,774
                                                                                ---------------          ---------------
                                                                                  1,397,511,292            1,313,187,696

Liabilities

Accounts payable                                                                      2,512,881                2,738,436
Due to brokers for
 securities purchased                                                                   265,767                1,594,886
                                                                                ---------------          ---------------
Net assets available for benefits                                               $ 1,394,732,644          $ 1,308,854,374
                                                                                ===============          ===============

  The accompanying notes are an integral part of these financial statements.

                  Baxter International Inc. and Subsidiaries
                           Incentive Investment Plan
                           -------------------------

           Statement of Changes in Net Assets Available for Benefits
           ---------------------------------------------------------

                                                                                        Year Ended December 31,
                                                                                   1999                         1998
                                                                                   ----                         ----
Additions to net assets attributed to:
-------------------------------------

Investment income:
   Interest                                                                   $    39,135,250            $    37,847,201
   Dividends                                                                        8,453,546                  8,528,801
   Net appreciation
   in fair value of assets                                                         61,805,693                134,904,847
                                                                              ---------------            ---------------

                                                                                  109,394,489                181,280,849
                                                                               --------------            ---------------
Contributions:
   Employer contributions                                                          17,356,990                 16,441,856
   Employee contributions                                                          44,560,615                 40,518,511
                                                                              ---------------            ---------------

                                                                                   61,917,605                 56,960,367
                                                                              ---------------            ---------------

Transfers from other plans                                                          9,325,367                 21,307,042
                                                                              ---------------            ---------------

Total additions                                                                   180,637,461                259,548,258
                                                                              ---------------            ---------------
Deductions from net assets attributed to:
----------------------------------------

Benefits paid                                                                      89,020,934                 80,132,722
Plan expenses                                                                       5,738,257                  5,581,417
                                                                              ---------------            ---------------

Total deductions                                                                   94,759,191                 85,714,139
                                                                              ---------------            ---------------

Net increase                                                                       85,878,270                173,834,119
Net assets available for benefits:
   Beginning of year                                                            1,308,854,374              1,135,020,255
                                                                              ---------------            ---------------
   End of year                                                                $ 1,394,732,644            $ 1,308,854,374
                                                                              ===============            ===============

  The accompanying notes are an integral part of these financial statements.

                  BAXTER INTERNATIONAL INC. AND SUBSIDIARIES
                           INCENTIVE INVESTMENT PLAN
                           -------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


NOTE 1 - GENERAL DESCRIPTION OF THE PLAN
----------------------------------------

The following description of the Baxter International Inc. and Subsidiaries Incentive Investment Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

The Plan allows tax deferred contributions in compliance with Section 401(k) of the Internal Revenue Code. Eligible participants may make pre-tax contributions up to 12% of their eligible annual compensation within certain limitations. The Plan sponsor, Baxter International Inc. ("Baxter"), matches participant contributions up to a maximum of 3% of the employees' compensation. Participant contributions are fully vested at all times. Vesting in the Plan sponsor matching contributions is based on years of continuous service. A participant vests in annual increments of 20% and, therefore, is 100 percent vested after five years of credited service. Participants may borrow up to the lessor of $50,000 or 50% of their account balance. The loans are secured by the balance in the participant's account and bear interest at variable rates as outlined in the Plan.

Upon enrollment in the Plan, a participant may direct contributions in any of six investment options: Stable Income, Baxter Common Stock, Composite, General Equity, S&P 500 Equity Index, and the International EAFE Equity Index. In addition, certain participants may maintain shares received (the "Allegiance Shares") in connection with the Baxter"s 1997 spin-off of Allegiance Corporation ("Allegiance"). The Allegiance Shares were subsequently converted to common shares of Cardinal Health Inc. ("Cardinal") upon Cardinal's acquisition of Allegiance in 1999. The Cardinal shares are maintained in the Cardinal Common Stock Fund. Further, on March 31, 2000, Baxter spun-off its cardiovascular division in the form of a tax-free distribution to shareholders. As a result, the Plan received shares in the new company, Edwards Life Sciences Corporation, which were placed into the Edwards Life Sciences Common Stock Fund. Participants are not able to make contributions to the Cardinal Common Stock Fund or the Edwards Life Sciences Common Stock Fund.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------
The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting. Prior year presentation by fund has been consolidated to reflect changes in reporting requirements under current year guidance. Accordingly, investment income is recognized when earned and expenses are recognized when incurred. Plan investments, other than group annuity contracts, are stated at fair value determined as follows:

U.S. government and government                  Value based on the last reported
agency issues                                   sale price from a national
                                                security exchange on the
                                                valuation date



Corporate and other bonds                       Value based on the last reported
                                                sale price from a national
                                                security exchange on the
                                                valuation date

Common stock:
  Traded on national exchanges                  Value based on composite
                                                pricing of all national closing
                                                sales prices on the valuation
                                                date

  Traded on over-the-counter                    Value based on last reported
  market                                        sale price defaulting to bid
                                                quotations

Commingled investments                          Value based on closing prices
                                                of the underlying securities on
                                                the valuation date

Group annuity contracts                         Value based on contract value

Short term investments                          Value based on cost which
                                                approximates fair value

Loan fund                                       Participant note receivables
                                                are valued at cost which
                                                approximates fair value

Plan investment return includes dividend and interest income, gains and losses on sales of investments and unrealized appreciation or depreciation of investments. The financial statements reflect the net appreciation in the fair value of the Plan's investments. This net appreciation consists of realized gains and losses calculated as the difference between proceeds from a sales transaction and cost determined on a moving average basis, and unrealized gains and losses calculated as the change in the fair value between beginning of the year (or purchase date if later) and the end of the year.

Amounts funded to insurance companies under various contracts are maintained in deposit accounts which are credited monthly with earnings on the underlying investments and charged for Plan withdrawals and expenses. These contracts are reported in the financial statements at contract value, which represents contributions made under the contracts, plus earnings, less withdrawals and expenses, because they are considered fully benefit responsive. The fair value at December 31,1998 approximated the contract value. During 1999, the insurance contracts expired and were not renewed. Average yields for the period from January 1, 1998 through the respective expiration dates were between 6.2% - 7.5%.

Employee contributions and matching contributions are recorded in the period in which they are earned by participants.

Accounts receivable from or payable to brokers represents the net cash value of security trades initiated but not yet settled at each respective year end.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes to the financial statements. Changes in such estimates may affect amounts reported in future periods.


NOTE 3 - ELIGIBILITY REQUIREMENTS
---------------------------------

Employees become eligible to participate in the Plan on the first month following one year of employment. Eligible employees are those who meet the following requirements:

          1. U.S. employees of Baxter or its subsidiaries which have adopted the Plan.

          2. U.S. employees not covered by a collective bargaining agreement unless the agreement provides for coverage under the Plan.

          3.  U.S. employees who are not leased employees.


NOTE 4 - ADMINISTRATION OF THE PLAN
-----------------------------------

State Street Bank and Trust Company serves as trustee and record keeper for the Plan.

The Administrative Committee administers the Plan. The Investment Committee has authority, responsibility and control over the management of the assets of the Plan. Members of both committees are appointed by the Board of Directors of Baxter and are employees of Baxter.

Substantially all investment manager, trustee and administrative fees incurred in the administration of the Plan were paid from the assets of the Plan.

NOTE 5 - INVESTMENTS
--------------------

Investments representing five percent or more of the Plan's assets at December 31, 1999 and 1998 are summarized as follows:

                                                      December 31, 1999               December 31, 1998
                                                   --------------------------     ---------------------------
                                                     Fair                           Fair
                                                     Value            Cost          Value            Cost
                                                     -----            ----          -----            ----
Baxter Common Stock, 2,182,205 shares and
  1,851,385 shares at December 31, 1999
  and 1998, respectively                           $136,031,313    $109,221,649   $102,763,156   $ 59,022,248
S&P 500 Equity Index Fund                           217,482,674     141,475,881    159,064,206    109,665,390

Investments are segregated into various investment funds as follows:

                                                             December 31, 1999               December 31, 1998
                                                      ------------------------------  -------------------------------
                                                             Fair                           Fair
                                                            Value           Cost           Value             Cost
                                                            -----           ----           -----             ----
Stable Income Fund                                    $  459,710,760  $  459,720,830  $  466,123,932   $  460,361,548
Baxter Common Stock Fund                                 148,473,220     121,663,556     105,616,982       61,876,074
Composite Fund                                           220,401,132     203,680,811     268,351,193      230,757,574
General Equity Fund                                      270,364,483     229,490,237     236,311,924      188,856,984
Cardinal Common Stock Fund                                15,827,541         964,314      28,413,284        1,308,030
S&P 500 Equity Index Fund                                217,733,891     141,475,836     159,302,407      109,903,591
Daily International EAFE Equity Index Fund                29,233,640      23,477,208      14,920,002       14,461,915
Loan Fund                                                 28,571,785      28,571,785      27,912,005       27,912,005
                                                      --------------  --------------  --------------   --------------
                                                      $1,390,316,452  $1,209,044,577  $1,306,951,729   $1,095,437,721
                                                      ==============  ==============  ==============  ===============


The fund amounts above include $34,097,133 and $66,850,176 of cash and cash equivalents at December 31, 1999 and 1998, which are awaiting investment in their respective portfolios.

Net appreciation for each respective year is comprised of:

                                                    Year ended December 31,
                                                    ----------------------
                                                     1999             1998
                                                     ----             ----

Unrealized appreciation (depreciation), net      $(22,156,290)  $  31,181,022
Realized gain, net                                 83,961,983     103,723,825
                                                 ------------   -------------
                                                 $ 61,805,693   $ 134,904,847
                                                 ============   ============

Net appreciation in fair value for each significant class of investment, which includes realized and unrealized gains and losses, is as follows:

                                             Year ended December 31,
                                             ----------------------
                                              1999              1998
                                              ----              ----
U.S. government and government
 agency issues                           $  (4,008,664)   $  2,265,051
Corporate and other bonds                   (2,051,840)         80,135
Commingled investments                      26,106,245      33,778,594
Common stock                                41,759,952      98,781,067
                                         -------------    ------------
                                         $  61,805,693    $134,904,847
                                         =============    ============

NOTE 6 - DISTRIBUTION PRIORITIES UPON TERMINATION OF THE PLAN
-------------------------------------------------------------

Upon termination of the Plan, the account balance of each participant will become 100% vested and all assets, net of expenses, will be distributed to the participants or beneficiaries.

NOTE 7 - TAX STATUS OF THE PLAN
-------------------------------

The Internal Revenue Service has determined and informed the Company by a letter dated May 4, 1999 that the Plan is designed in accordance with applicable sections of the Internal Revenue Code. The Plan has not been amended since receiving the determination letter.

NOTE 8 - RELATED PARTIES
------------------------

At December 31, 1999 and 1998, the Plan held units of participation in certain common/collective trust funds and short term investment funds of State Street Bank and Trust Company, the Plan Trustee, and held shares of common stock of Baxter, the Plan sponsor. These transactions are allowable party-in-interest transactions under ERISA and the regulations promulgated thereunder.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan                                             Schedule I
Line 27a Form 5500 - Schedule of Assets Held for Investment
Purposes                                                            Page 1 of 17
December 31, 1999

            Identity of                         Description of                                Cost of              Current
               issue                              Investment                                   Asset                value
-------------------------------------   --------------------------------                 ------------------ -------------------
Cash & cash equivalents:


*   State Street Bank
    and Trust Co.                       Short Term Inv. Fund                                       -                $34,097,133
                                                                                         ------------------ -------------------

Common stocks:

    Aetna Inc                           Common Stock                                               -                  4,429,192
    Alcan Alum Ltd                      Common Stock                                               -                  3,835,188
    Allstate Corp                       Common Stock                                               -                  1,946,621
    Ambac Finl Group Inc                Common Stock                                               -                  3,365,661
    America Online Inc.                 Common Stock                                               -                  3,186,188
    American Elec Pwr Inc               Common Stock                                               -                  3,530,315
    American Intl Group                 Common Stock                                               -                  2,320,824
    American Std Cos Inc Del            Common Stock                                               -                  6,348,192
    AMFM Inc.                           Common Stock                                               -                  1,911,778
    Applied Materials Inc.              Common Stock                                               -                  2,882,159
    Arrow Electrs Inc                   Common Stock                                               -                  1,666,596
    Ashland Inc                         Common Stock                                               -                    713,495
    Associates First Cap Corp           Class A                                                    -                  3,446,709
    AT + T Corp                         Common Stock                                               -                  9,249,960
    Avnet Inc                           Common Stock                                               -                  1,298,588
    Bank One Corp                       Common Stock                                               -                  3,510,761
    Bankamerica Corp New                Common Stock                                               -                  7,009,491
*   Baxter International Inc            Common Stock                                               -                136,031,313
    Bellsouth Corp                      Common Stock                                               -                  2,824,542
    Bergen Brunswig Corp                Class A                                                    -                    482,643
    BMC Software Inc                    Common Stock                                               -                  4,586,008
    Boeing Co.                          Common Stock                                               -                  1,294,996
    Bristol Myers Squibb Co             Common Stock                                               -                  3,460,216
    Cabot Corp                          Common Stock                                               -                    199,522
    Canadian Pac Ltd New                Common Stock                                               -                  3,679,124
    Cardinal Health Inc.                Common Stock                                               -                 15,560,476
    Central & South West Corp           Common Stock                                               -                    670,635
    Century Tel Enterprises Inc         Common Stock                                               -                  2,811,621
    Champion Int'l Corp                 Common Stock                                               -                  4,300,349
    Chubb Corp                          Common Stock                                               -                  2,946,570
    Cigna Corp                          Common Stock                                               -                  3,577,960
    Cinergy Corp                        Common Stock                                               -                    675,321
    Cisco Sys Inc                       Common Stock                                               -                  6,569,598
    Citigroup Inc                       Common Stock                                               -                  4,143,901
    Citizens Utils Co Del               Cl B                                                       -                  4,567,863
    Clear Channel Communications        Common Stock                                               -                  1,606,704
    Colgate Palmolive Co                Common Stock                                               -                  1,375,889
    Columbia / HCA Healthcare Corp      Common Stock                                               -                  1,391,715
    Consolidated Papers Inc             Common Stock                                               -                  1,242,943
    Cooper Inds Inc.                    Common Stock                                               -                  2,263,899
    Cooper Tire & Rubber Co.            Common Stock                                               -                    646,524
    Costco Whsl Corp New                Common Stock                                               -                  2,464,063
    Crown Cork & Seal Inc.              Common Stock                                               -                  1,265,946
    CSX Corp                            Common Stock                                               -                  5,147,698
    Cypress Semiconductor Corp          Common Stock                                               -                  1,681,224
    Dell Computer Corp                  Common Stock                                               -                  8,994,515
    Delta Air Lines Inc                 Common Stock                                               -                  1,601,319

Baxter International Inc. and Subsidiaries
Incentive Investment Plan                                             Schedule I
Line 27a Form 5500 - Schedule of Assets Held for Investment
Purposes                                                            Page 2 of 17
December 31, 1999

            Identity of                         Description of                                Cost of              Current
                 issue                            Investment                                   Asset                value
-------------------------------------  ---------------------------------                 ------------------ -------------------
    Dillards Inc                       CL A                                                      -                     738,824
    Disney Walt Co                     Disney Common Stock                                       -                   1,822,731
    Dow Chem Co                        Common Stock                                              -                   6,454,819
    Du Pont E I De Nemours & Co        Common Stock                                              -                   2,019,940
    Eastman Chemical Co                Common Stock                                              -                   2,149,559
    Ebay Inc                           Common Stock                                              -                     606,755
    E M C Corp                         Common Stock                                              -                   2,820,449
    Englehard Corp                     Common Stock                                              -                     802,808
    Enron Corp                         Common Stock                                              -                   2,962,774
    Federal Home Loan Mtg Corp         Common Stock                                              -                   4,017,372
    Federal National Mtg Assn          Common Stock                                              -                   5,533,625
    Federated Dept Stores Inc Del      Common Stock                                              -                   3,195,845
    FMC Corp                           Common Stock New                                          -                     907,038
    Ford Motor Co Del                  Common Stock                                              -                   2,219,993
    Foundational Health Sys Inc        Common Stock                                              -                     296,459
    Gap Inc.                           Common Stock                                              -                   2,752,767
    General Electric Co                Common Stock                                              -                   1,331,699
    Goldman Sachs Group Inc            Common Stock                                              -                   1,192,503
    Goodrich B F Co                    Common Stock                                              -                     331,855
    Goodyear Tire and Rubber           Common Stock                                              -                   1,959,051
    Hasbro Inc                         Common Stock                                              -                   2,781,174
    Home Depot Inc                     Common Stock                                              -                   6,724,123
    Honeywell Intl, Inc.               Common Stock                                              -                     149,785
    Illinova Corp                      Common Stock                                              -                   3,626,298
    IMS Health Inc.                    Common Stock                                              -                     567,424
    Ingram Micro Inc                   Class A                                                   -                     192,140
    Intel Corp                         Common Stock                                              -                   6,700,726
    International Business Machs       Common Stock                                              -                   1,602,401
    International Paper Co             Common Stock                                              -                   6,267,852
    Kaufman & Broad Home Corp          Common Stock                                              -                   2,631,721
    Kimberly Clark Corp                Common Stock                                              -                   3,840,199
    Kohls Corp.                        Common Stock                                              -                   3,163,166
    Kroger Co.                         Common Stock                                              -                   1,062,321
    Litton Inds Inc                    Common Stock                                              -                   1,287,597
    Loews Corp                         Common Stock                                              -                   1,500,706
    Loral Space & Communications       Common Stock                                              -                   1,466,952
    Lowes Cos Inc                      USDO.50                                                   -                   3,746,998
    Lubrizol Corp                      Common Stock                                              -                   1,242,962
    Lucent Technologies Inc            Common Stock                                              -                   2,020,194
    Lyondell Chemical Co               Common Stock                                              -                     426,268
    Magna International Inc            Common Stock                                              -                   2,011,904
    Mallinckrodt Inc New               Common Stock                                              -                   3,241,092
    May Dept Stores Co                 Common Stock                                              -                   1,674,732
    MBIA Inc                           Common Stock                                              -                   4,837,310
    MBNA Corp                          Common Stock                                              -                   5,781,627
    Mead Corp                          Common Stock                                              -                     925,909
    Mediaone Group Inc.                Common Stock                                              -                   5,546,398
    Medtronic Inc.                     Common Stock                                              -                   1,722,792
    Merrill Lynch & Co. Inc.           Common Stock                                              -                     768,114
    Microsoft Corp                     Common Stock                                              -                   6,443,878
    Midamerica Energy Holdings Co      Common Stock New                                          -                   3,432,119
    Millennium Chemicals Inc           Common Stock                                              -                     730,626
    Minnesota Mng + Mfg Co             Common Stock                                              -                   2,662,323
    Morgan Stanley Dean Witter         Common Stock New                                          -                   6,325,726
    Motorola Inc.                      Common Stock                                              -                     713,687

Baxter International Inc. and Subsidiaries
Incentive Investment Plan                                                                                            Schedule I
Line 27a Form 5500 - Schedule of Assets Held for Investment Purposes                                               Page 3 of 17
December 31, 1999

           Identity of                         Description of                                Cost of              Current
             issue                               Investment                                   Asset                value
----------------------------------     ---------------------------------                 ----------------    ------------------
  New Centy Energies Inc.              Common Stock                                              -                     516,774
  Nokia Corp                           Common Stock                                              -                   8,645,053
  Norfolk Southern Corp.               Common Stock                                              -                   2,426,179
  Northwest Airlines                   Class A                                                   -                     664,650
  Occidental Pete Corp                 Common Stock                                              -                   3,529,363
  Office Depot Inc                     Common Stock                                              -                   3,029,231
  Old Rep International Corp           Common Stock                                              -                     518,190
  Oracle Corp                          Common Stock                                              -                   2,039,550
  Owens Ill Inc                        Common Stock New                                          -                   1,180,015
  Pacificare Health Systems            Class B                                                   -                   1,236,583
  Parametric Technology Corp           Common Stock                                              -                   3,091,763
  Partnerre Ltd                        Common Stock                                              -                   1,748,639
  Penney J C Inc                       Common Stock                                              -                   2,440,503
  Pfizer Inc                           Common Stock                                              -                   2,685,525
  PG&E Corp                            Common Stock                                              -                     487,304
  Philip Morris Cos Inc                Common Stock                                              -                   2,110,076
  Phillipos Pete Co                    Common Stock                                              -                   4,239,835
  Puget Sound Energy Inc               Rts call thru 1/25/01                                     -                   1,011,887
  Quantum Corp                         Common Stock                                              -                   2,047,003
  Republic NY Corp                     Common Stock                                              -                     512,768
  Reynolds R J Tob Holdings Inc.       Common Stock                                              -                     357,684
  Ryder Sys Inc                        Common Stock                                              -                     369,832
  Safeway Inc                          Common Stock New                                          -                   1,987,453
  Schering Plough Corp                 Common Stock                                              -                   5,458,179
  Seagate Technology                   Common Stock                                              -                   1,478,419
  Sears Roebuck & Co                   Common Stock                                              -                   5,427,029
  Solectron Corp                       Common Stock                                              -                   2,229,972
  Sprint Corp                          Common Stock                                              -                   5,060,175
  St. Paul Cos Inc                     Common Stock                                              -                   4,285,150
  Sun Microsystems Inc                 Common Stock                                              -                     574,472
  Target Corp                          Common Stock                                              -                   1,627,130
  Tech Data Corp                       Common Stock                                              -                     878,800
  Telephone & Data Sys Inc             Common Stock                                              -                   2,991,149
  Temple Inland Inc                    Common Stock                                              -                     567,424
  Texas Instruments Inc                Common Stock                                              -                   2,395,565
  Texas Utils Co                       Common Stock                                              -                   1,776,396
  Time Warner Inc                      Common Stock                                              -                   2,858,858
  Tyco Intl Ltd New                    Common Stock                                              -                   6,783,053
  Union Carbide Corp                   Common Stock                                              -                   6,019,817
  Union Pacific Corp                   Common Stock                                              -                   2,589,065
  United Technologies Corp             Common Stock                                              -                   3,169,688
  Ust Inc                              Com USDO.50                                               -                   1,968,197
  V F Corp                             Common Stock                                              -                     824,940
  Vodafone Airtouch PLC                Sponsored ADR                                             -                   1,473,764
  Wal Mart Stores Inc                  Common Stock                                              -                   1,887,124
  Walgreen Co                          Common Stock                                              -                   1,501,583
  Warner Lambert Co                    Common Stock                                              -                   3,339,152
  Weatherford Intl Inc New             Common Stock                                              -                   2,686,248
  Westvaco Corp                        Common Stock                                              -                   1,955,597
  Whirlpool Corp                       Common Stock                                              -                      70,792
  Wisconsin Energy Corp                Common Stock                                              -                     580,747
  Yahoo Inc.                           Common Stock                                              -                     556,384
                                                                                         ------------------ -------------------

                                                                                                 -                $550,543,654
                                                                                         ------------------ -------------------

Baxter International Inc. and Subsidiaries
Incentive Investment Plan                                                                                                Schedule I
Line 27a Form 5500 - Schedule of Assets Held for Investment Purposes                                                   Page 4 of 17
December 31, 1999

            Identity of                         Description of                                     Cost of               Current
              issue                               Investment                                        Asset                 value
-------------------------------------  ---------------------------------                      ----------------        --------------
Fixed Income Securities:

  Advanta Mtg LN TR                    SER 1999 3 CL A3                                               -                     447,915
  American Airlines                    CL A 1 9.710 1/2/2007                                          -                         458
  ANRC Auto Owner TR                   SER 1999 A NT CL A4  6.940 4/17/2006                           -                     406,343
  Associates Corp. North Amer.         SR NT 5.75 11/01/2003                                          -                     332,613
  AT&T Corp                            NT  6.000  3/15/2009                                           -                     158,165
  BankAmerica Corp.                    SR NT  5.875  2/15/2009                                        -                     887,183
  Citibank CR Card Master TR I         Ser 1999 7 CL A  6.650 11/15/2006                              -                     585,473
  Comcast Cable Communications         Exchange NT  8.875   5/1/2017                                  -                     296,864
  Continental Airlines                 Past Thru CTF SER 1997 4 CL4 6.900  1/2/2018                   -                   1,445,099
  Country Home LN Inc                  NT  6.850  6/15/2004                                           -                     585,198
  DLJ Coml Mtg Corp                    Coml Mtg CTF 1999 CG2 CLA 1B 1.00 6/10/2009                    -                     462,648
  DuPont E I De Nemours & Co           NT  6.850  6/15/2004                                           -                     226,155
  EOP Oper Ltd Partnership             6.625 2/15/2005                                                -                     751,800
  ERP Oper Ltd Partnership             Mandatory Par Put Remktd Sec 1.00 4/13/2015                    -                   1,073,769
  FED HM LN PC                         C00690  6.000 12/01/2028                                       -                   1,075,927
  FED HM LN PC                         C19920  6.000 12/01/2029                                       -                   1,082,663
  FED HM LN PC                         C00701  6.50 1/1/2029                                          -                   1,525,264
  FED HM LN PC                         G00810  7.00  11/1/2027                                        -                   1,008,538
  FED HM LN BKS                        5.125 9/15/2003                                                -                     282,929
  Federal Home LN MTG Corp             Deb  5.750  3/15/2009                                          -                     887,347
  Federal Nat'l Mtg Assn               Benchmark NT 5.75 6/15/2005                                    -                   2,367,858
  Federal Nat'l Mtg Assn               Benchmark NT 5.125  2/13/2004                                  -                   2,575,984
  Finova Cap Corp                      6.25  11/01/2002                                               -                     967,678
  Firststar Bk. Milwaukee Nat'l        Tranche SR 00001 6.250 12/1/2002                               -                     924,955
  First Union Natl Bank Chase          Coml Mtg Passthru CTF 1999 C2 6.650  4/15/2009                 -                     564,872
  First Union Natl BK Coml Mtg TR      1999 C4 CL A2 Coml Mtg Passthru 7.39 11/15/2009                -                     587,193
  FNBC 1993 A Pass thru TR             Pass thru Ctf Ser 1993 A 8.08 1/5/2018                         -                     354,276
  FNMA Pool                            6.50 8/01/2028                                                 -                     409,249
  FNMA Pool                            8.50 1/1/2002                                                  -                          41
  FNMA Pool                            8.50 4/1/2002                                                  -                          31
  FNMA Pool                            6.00 12/01/2013                                                -                   2,019,492
  FNMA Pool                            7.00 8/1/2023                                                  -                          11
  FNMA Pool                            7.00 11/1/2027                                                 -                     842,034
  FNMA Pool                            6.00 4/01/2028                                                 -                   2,117,163
  FNMA Pool                            6.50 5/1/2024                                                  -                     317,417
  FNMA Pool                            7.00 7/01/2028                                                 -                     324,311
  FNMA Pool                            6.50 10/01/2028                                                -                     923,641
  FNMA Pool                            6.00 10/01/2013                                                -                   1,636,836
  FNMA Pool                            6.50 6/1/2029                                                  -                     919,538
  FNMA Pool                            7.00  8/1/2029                                                 -                     427,283
  Ford Motor Cr Co                     Global Landmark SECS Globls 6.700  7/16/2004                   -                     877,653
  Ford Motor Cr Co                     7.375  10/28/2009                                              -                     902,981
  General Motors Accep Corp            Tranche TR 00513  5.350 5/4/2001                               -                   3,908,094
  General Motors Accep Corp            5.875  1/22/2003                                               -                     336,986
  General Motors Accep Corp            6.42   8/15/2008                                               -                     637,982
  GNMA Pool                            7.50 3/15/2028                                                 -                   1,349,991
  GNMA Pool                            11.50 4/15/2013                                                -                       1,068
  GNMA Pool                            7.00 4/15/2028                                                 -                     567,853
  GNMA Pool                            7.50 4/15.2027                                                 -                      58,536
  GNMA Pool                            7.50 11/15/2027                                                -                     487,225
  GNMA Pool                            7.00 4/15/2029                                                 -                   1,598,808
  GNMA Pool                            7.00 7/15/2029                                                 -                   3,720,473
  GNMA Pool                            7.5 12/15/2028                                                 -                   2,327,471

Baxter International Inc. and Subsidiaries
Incentive Investment Plan                                                                                              Schedule I
Line 27a Form 5500 - Schedule of Assets Held for Investment Purposes                                                 Page 5 of 17
December 31, 1999

            Identity of                         Description of                                Cost of              Current
               issue                             Investment                                    Asset                value
-------------------------------------  ---------------------------------                 ------------------ -------------------
    GNMA Pool                          6.50 5/15/2029                                            -                   2,288,770
    GNMA Pool                          7.50 12/15/2027                                           -                   1,358,950
    Green Tree Financial Corp.         1998 1 MFD Sr/Sub CTF CLA4 6.040 11/1/2029                -                     438,966
    GTE Corp                           Shelf 15 7.510 4/1/2009                                   -                     624,289
    Hertz Corp                         SR NT 6.500 5/15/2006                                     -                     414,955
    Hertz Corp                         SR NT 7.625 8/15/2007                                     -                     373,584
    Honda Auto Lease TR                1999 A Asset Bkd NT CL A5 6.650 7/15/2005                 -                     466,661
    IMC Home Equity LN TR              Ser 1997 3 Pass thru Ctf CL 9A 7.08 8/20/2028             -                     578,186
    International Business Machs       7.50 6/15/2013                                            -                     274,970
    Intl Lease Fin Corp Mtn            Tranche TR 00437 5.78 3/01/2001                           -                     788,784
    Jet Equip TR                       SR NT CL A 1995 B 144A 7.63 8/15/2012                     -                     251,026
    LB Coml Conduit Mtg TR             1999 C1 CL A1 Mtg 6.410 8/15/2007                         -                     498,436
    LB Coml Conduit Mtg TR             1999 C1 CL A2 Mtg Passthru 6.780 4/15/2009                -                     636,476
    LCI International Inc.             SR NT 7.25 6/15/2007                                      -                     478,977
    Lehman Bros Inc.                   SR Sub NT 7.360 12/15/2003                                -                     271,276
    Mashantucket Western Pequot        Taxable SPL REV BD SER A 144A 6.910 9/1/2012              -                     470,234
    MBNA Master CR Card TR II          SER 1997 F Asset Backed CTF 6.600 11/15/2004              -                     326,739
    Merrill Lynch + Co Inc             NT  6.000 2/17/2009                                       -                     893,231
    Money Store TR                     1996 D Asset Bkd CTF CL A9 7.00 4/15/2008                 -                     455,809
    News Amer Holdings Inc             8.500 2/15/2005                                           -                     513,669
    Nomura Asset Secs Corp             Coml Mtg CTF 1998 D6 CLA 1B 6.590 3/15/2030               -                     271,846
    Norsk Hydro A S                    Deb 6.700 1/15/2018                                       -                     175,974
    Onyx Accep Owner TR                SER.7999C CL A4 6.760 5/15/2004                           -                     518,011
    Osprey Trust Osprey Inc            SR Seed NT 144A 8.310 1/15/2003                           -                     667,777
    Peoples Bank Bridgeport CT         Sub NT 7.20 12/1/2006                                     -                     317,056
    Petroleum Geo SVCS ASA             SR NT 6.250 11/19/2003                                    -                   1,119,566
    PNC FDG Corp                       Sub NT 7.500 11/1/2009                                    -                     934,123
    Premier Auto Tr                    1999 1 Asset Bkd NT CL A 4 5.820 10/8/2003                -                     272,002
    Quebec Prov CDA                    NT 7.500 9/15/2029                                        -                     482,912
    Raytheon Co                        NT 6.150 11/1/2008                                        -                     885,300
    Residential Accredit LNS Inc       SER 1999 QS7 CL A 1 6.75 6/25/2029                        -                   1,269,346
    Residential Accredit LNS Inc       SER 1999 QS9 CL A 1 7.00 7/25/2029                        -                     754,375
    Simon Debartolo Group LP           NT 6.875 11/15/2006                                       -                     322,538
    Southwest Airlines Co              DEB 7.375 3/1/2027                                        -                     246,883
    Sprint Cap Corp                    NT 6.900 5/1/2019                                         -                   1,042,077
    Spintab AB                         Undated Sub NT Step up 144A 1.00 12/29/2049               -                     384,474
    Team Fleet Fing Corp               1998 2 Rentl Car Nt 144A CL A 6.070 7/25/2002             -                     846,097
    Texaco Cap Inc.                    GTDNT 7.09 2/1/2007                                       -                     289,329
    Texas Utilities Co.                SR NT SER A 144A 6.20 10/1/2002                           -                     380,064
    Times Mirror Co New                NT 7.450 10/15/2009                                       -                     396,054
    Time Warner Entmt Co L P           SR Deb 8.375 3/15/2023                                    -                     362,575
    TRW Inc                            NT 6.625 6/1/2004                                         -                     653,220
    Tyco Intl Group S A                GTD NT 144A 6.875 9/5/2002                                -                     786,003
    US Bancorp Mtn BK Ent              Tranche TR 00122 6.500 6/15/2004                          -                     863,512
    U.S. Treasury Bonds                7.25PCT BND 15Aug22 7.250 8/15/2022                       -                   7,935,502
    USA Waste Svcs Inc.                SR NT 7.00 10/1/2004                                      -                     474,120
    US West Communications Inc         NT 144A 7.200 11/1/2004                                   -                     277,992
    Viacom Inc                         SR NT 7.750 6/1/2005                                      -                     792,251
    Wal Mart Stores Inc                NT 6.875 8/10/2009                                        -                     776,103
    Worldcom Inc GA                    6.40 8/15/2005                                            -                     858,894
                                                                                         ------------------ -------------------

                                                                                                 -            $     86,337,298
                                                                                         ------------------ -------------------

Baxter International Inc. and Subsidiaries
Incentive Investment Plan                                                                                              Schedule I
Line 27a Form 5500 - Schedule of Assets Held for Investment Purposes                                                 Page 6 of 17
December 31, 1999

            Identity of                         Description of                                Cost of              Current
               issue                             Investment                                    Asset                valuue
-------------------------------------  ---------------------------------                 ------------------ -------------------
Brundage


Cash & cash equivalents:

    State Street Bank                  Short-term investment fund, 5.494%                        -            $     1,875,266
                                                                                         ------------------ -------------------

Fixed income securities:

    AT&T CDA Inc                       SR NT, 7.65%, 9/15/06                                     -                  1,978,920
    American Express                   CR ACCT MSTR, 6.8%, 12/15/03                              -                  1,400,434
    Bombardier Cap                     MTNS, 7.5%, 8/15/04                                       -                  1,489,849
    Chase Manhattan                    CR CARD MASTER, 7.04%, 2/15/04                            -                  2,004,360
    Conseco Inc                        Medium term SR NTS, 1%, 6/15/01                           -                  1,381,780
    FED                                HM LN PC, 6.5%, 12/01/02                                  -                    930,698
    FED                                HM LN PC, 8%, 03/01/28                                    -                  1,594,536
    Federal Home                       Loan Corp., 6%, 11/15/09                                  -                  1,970,760
    Federal National                   MTG ASSN REMIC, 6.75%, 05/25/21                           -                  2,115,440
    Federal National                   MTG ASSN GTD, 6%, 5/25/24                                 -                  2,791,961
    Federal National                   MTG ASSN MTN, 6.06%, 2/03/06                              -                  2,410,949
    GNMA Pool                          8%, 8/15/23                                               -                    982,183
    General Motors                     ACCEP CORP NT, 6%, 2/01/02                                -                  1,764,846
    Heller Fin'l Inc                   MTN BK ENT, 6.5%, 7/22/02                                 -                    981,880
    Hyundai Auto                       Receivables TR, 5.9%, 4/15/01                             -                     70,852
    Korea Dev Bk                       BD, 7.125%, 9/17/01                                       -                    992,660
    PP&L Transition                    BD LLC, 6.83%, 3/25/07                                    -                  2,376,000
    Phillip Morris                     7.25%, 1/15/03                                            -                  1,765,206
    Residential                        Asset SEC MTG PASS, 6.32%, 4/25/30                        -                  1,881,720
    Saxon                              Asset SEC TR, 7.525%, 6/25/14                             -                  1,988,120
    Scandinaviska Enskilda             Sub NT Step Up, 1%, 12/29/49                              -                    929,220
    Societe Generale                   Step up perpetual Sub NT,1%, 4/29/49                      -                    964,870
    TMS Home Equity                    LN TR, 7.8%, 10/15/21                                     -                    803,396
    United States                      Treas. Notes, 6.375%, 3/31/01                             -                  5,010,950
    United States                      Treas. Notes, 6.625%, 4/30/02                             -                  4,030,640
    Yosemite                           Sec Trust I, 8.25%, 11/15/04                              -                  2,102,163
                                                                                         ------------------ -------------------

                                                                                                              $    46,714,392
                                                                                         ------------------ -------------------
Standish Ayer & Wood

Cash & cash equivalents:

    Federal Home Loan                  Disc. Notes, .01%, 1/21/00                                -                     548,455
    Federal National                   Assn Disc Notes, .01%, 4/10/00                            -                     787,760
    State Street Bank                  ST Investment Fund, 5.494%                                -                     671,922
                                                                                         ------------------ -------------------

                                                                                                 -            $      2,008,137
                                                                                         ------------------ -------------------

Fixed income securities:

    Abbey Natl PLC                     Sub reset cap secs, 1%, 6/29/49                           -                     360,724
    Advanta Mtg                        LN TR, 6.44%, 5/25/29                                     -                     244,745

Baxter International Inc. and Subsidiaries
Incentive Investment Plan                                                                                                 Schedule I
Line 27a Form 5500 - Schedule of Assets Held for Investment Purposes                                                    Page 7 of 17
December 31, 1999

            Identity of                         Description of                       Cost of              Current
               issue                            Investment                            Asset                 value
-------------------------------------  ---------------------------------       ------------------     -------------------
    Ahold Fin USA Inc                  NT, 6.25%, 5/01/09                               -                     313,649
    Albertsons Inc                     SR DEB, 7.45%, 8/1/29                            -                      95,045
    American Fin'l Group Inc           SR DEB, 7.125%, 4/15/09                          -                     291,109
    American STD Inc                   SR NT, 7.375%, 4/15/05                           -                     189,000
    Amvescap PLC                       SR NT, 6.6%, 5/15/05                             -                     377,724
    Aramark Svcs Inc                   GTD NT, 7%, 7/15/06                              -                     184,840
    Aramark Svcs Inc                   GTD NT, 6.75%, 8/01/04                           -                     186,998
    Bank UTD Corp                      Sub NT, 8.875%, 5/01/07                          -                     354,480
    Bear Sterns Cos Inc                Global NT, 6.15%, 3/02/04                        -                     190,174
    British Sky Broadcasting           USD NT, 8.2%, 7/15/09                            -                     193,020
    Capital One Master TR              Asset Bkd CTF CL A, 5.43%, 1/15/07               -                     284,531
    Chase Coml Mtg Secs Corp           Mtg CTF CL A 1, 6.45%, 12/19/04                  -                     384,585
    City Natl BK CA                    Sub NT accredited invs, 6.375%, 1/15/08          -                     357,884
    Cox Communications                 Tranche TR, 6.69%, 9/20/04                       -                     194,852
    Cox Enterprises                    NT, 6.625%, 6/14/02                              -                     147,024
    Daimler Chrysler North Amer        GTD NT, 6.9%, 9/1/04                             -                     296,856
    Delta Airlines                     NTS, 8.3%, 12/15/29                              -                     336,816
    Delta FDG Home Equity              Asset Bkd CTF CL A, 6.34%, 12/15/28              -                     375,612
    Diageo Cap PLC MTN BE              Tranche TR, 7.25%, 11/1/09                       -                     269,456
    Diageo Cap PLC                     GTD NT, 6.125%, 8/15/05                          -                     377,568
    Duke Realty LTD                    NT, 7.375%, 9/22/05                              -                     340,134
    EQP Oper LTD                       NT, 6.5%, 1/15/04                                -                     357,630
    Federal Home Ln Mtg Corp           Deb, 5.75%, 3/15/09                              -                   2,511,960
    Federal Natl Mtg Assn              5.625%, 5/14/04                                  -                   1,194,525
    Federal Natl Mtg Assn              Cons BD, 6.5, 8/15/04                            -                     271,563
    FMMA Pool                          8.5%, 6/1/12                                     -                     522,561
    First UN Natl BK FL                Tranche SB, 6.18%, 2/15/36                       -                     372,768
    First USA Secd NT TR               SECD NT, 6.5%, 1/18/06                           -                     400,700
    Ford Motor CR CO                   SECS Globls, 6.7%, 7/16/04                       -                     538,313
    Fort James Corp                    SR NT, 6.875%, 9/15/07                           -                     356,003
    Franchise Fin Corp Amer            SR NT, 7%, 11/30/00                              -                     345,884
    GNMA Pool                          8%, 5/15/26                                      -                      31,676
    GNMA Pool                          8%, 7/15/26                                      -                      72,925
    GNMA Pool                          9%, 12/15/17                                     -                          54
    GS Escrow Corp                     SR NT, 7%, 8/1/03                                -                     186,718
    GS Escrow Corp                     SR NT, 7.125%, 8/1/05                            -                     179,752
    Goldman Sachs Group                Tranche TR, 6.34%, 3/1/06                        -                     212,555
    Goldman Sachs Group                NT, 7.25%, 10/1/05                               -                     171,568
    Goldman Sachs Group                NT, 6.625%, 12/1/04                              -                     192,912
    Host Marriot                       SR NT Ser D, 8.375%, 2/15/06                     -                     141,000
    IMC Home Equity LN TR              Ser, 6.65%, 2/20/29                              -                     378,248
    IDEX Corp                          SR NT, 6.875%, 2/15/08                           -                     351,980
    International Business Machs       Deb, 8.375%, 11/1/19                             -                     191,625
    Kaufman & Broad Home Corp          SR NT, 7.75%, 10/15/04                           -                     232,500
    Kroger Co                          SR Deb, 8%, 9/15/29                              -                      72,969
    Lear Corp                          8.11%, 5/15/09                                   -                     352,001
    Mashantucket Western Pequot        Revenue BD, 6.57%, 9/1/13                        -                     159,040
    Merck & Co. inc                    Shelf 3, 6.4%, 3/1/28                            -                      87,966
    Morgan Stanley Cap I Inc           Coml Mtg CTF, 6.25%, 7/15/07                     -                     354,442
    Mortgage Cap FDG Inc               Mtg passthru CTF, 7.9%, 2/15/06                  -                     333,619
    National City Corp                 Sub M, 5.75%, 2/1/09                             -                     349,976
    National Westminster BK PLC        Reset Sub NT, 1%, 4/29/49                        -                     600,569

Baxter International Inc. and Subsidiaries
Incentive Investment Plan                                                                                                 Schedule I
Line 27a Form 5500 - Schedule of Assets Held for Investment Purposes                                                    Page 8 of 17
December 31, 1999

            Identity of                         Description of                                Cost of              Current
                 issue                            Investment                                   Asset                 value
-------------------------------------  ---------------------------------             ------------------     ---------------
    News Amer Hldgs Inc                GTD SR Deb, 9.5%, 7/15/24                             -                  169,073
    News Amer Inc                      GTD SR Deb, 7.3%, 4/30/28                             -                   89,198
    Ontario Prov CDA                   BD, 5.5%, 10/1/08                                     -                  354,308
    Park Pl Entmt Corp                 SR NT, 7.95%, 8/1/03                                  -                  371,377
    Residential Asset Sec Mtg Pass     Ser 98 KS3 CL A, 5.98%, 10/25/29                      -                  372,188
    Residential Asset Sec Mtg Pass     Ser 99 KSI CL A, 6.32%, 4/25/30                       -                  376,344
    Royal Carribean Cruises LTD        SR NT, 7.5%, 10/15/27                                 -                  179,226
    Safeway Inc                        NT, 6.05%, 11/15/03                                   -                  357,390
    St George BK LTD                   Sub NT, 7.15%, 10/15/05                               -                  191,820
    Simon Debartolo Group              Tranche TR, 7.125%, 6/24/05                           -                   94,202
    Simon Debartolol                   6.875%, 10/27/05                                      -                  372,820
    Societe Generale                   Step up perpetual Sub NT, 1%, 4/29/49                 -                  217,096
    Standish Ayer & Wood               Intl fixed income FD                                  -                2,399,076
    Stagecoach Hldgs PLC               NT, 8.625%, 11/15/09                                  -                  173,660
    TCI Communications                 SR NT, 6.375%, 5/1/03                                 -                  391,428
    TRW Inc                            NT, 6.625, 6/1/04                                     -                  264,193
    Tenet Healthcare Corp              SR NT, 8.625%, 12/1/03                                -                  370,313
    Time Warner Inc                    NT, 7.75%, 6/15/05                                    -                  176,930
    Tricon Global Restaurants Inc      SR NT, 7.65%, 5/15/08                                 -                  187,762
    Tyco Intl Group                    Yankee, 6.375%, 6/15/05                               -                  210,776
    Tyco Intl Group                    GTD NT, 6.875%, 9/5/02                                -                  197,222
    Union Planters BK Natl Assn        Sub NT Accd Invs, 6.5%, 3/15/18                       -                  176,818
    US Home Corp New                   SR NT, 8.25%, 8/15/04                                 -                  374,920
    United States Tres BD STRP PRN     8/15/20                                               -                  112,127
    United States Treas Bds            DTD, 11.25%, 2/15/15                                  -                  318,058
    United States Treas Bds            7.875%, 2/15/21                                       -                  111,781
    United States Treas Bds            8.125%, 5/15/21                                       -                4,298,438
    United States Treas Nts            7.875%, 11/15/04                                      -                  396,503
    United States Treas Nts            7.125%, 2/29/00                                       -                  100,281
    United States Treas Nts            6.625%, 4/30/02                                       -                  251,915
    United States Treas Nts            Inflation Index, 3.625%, 7/15/02                      -                  781,607
    United States Treas Nts            4.625%, 11/30/00                                      -                  912,855
    United States Treas Nts            3.875%, 1/15/09                                       -                  659,490
    United States Treas Nts            6%, 8/15/09                                           -                2,446,094
    UPM Kymmene Corp                   7.45%, 11/26/27                                       -                  113,310
    Viacom Inc                         SR NT, 7.75%, 6/1/05                                  -                  176,143
    WMX Technologies Inc               NT, 6.375%, 12/1/03                                   -                  180,178
    Westinghouse CR Corp               8.875%, 6/14/14                                       -                  161,255
                                                                                     ------------------     -----------

                                                                                             -              $36,960,995
                                                                                     ------------------     -----------

Pacific Investment

Cash & cash equivalents:

    Commerzbank AG NY Branch           DTC CP Generic Cusip, 6.2%, 5/10/00                   -                1,500,000
    State Street Bank                  ST Investment Fund, 5.494%                            -                1,822,313
                                                                                     ------------------     -----------

                                                                                             -              $ 3,322,313
                                                                                     ------------------     -----------

Baxter International Inc. and Subsidiaries
Incentive Investment Plan                                                                                             Schedule I
Line 27a Form 5500 - Schedule of Assets Held for Investment Purposes                                                Page 9 of 17
December 31, 1999

            Identity of                         Description of                                Cost of              Current
               issue                              Investment                                   Asset                value
-------------------------------------  ---------------------------------                 ------------------   -----------------
Fixed Income:
    AT&T Cap Corp                      Tranche TR, 6.8%, 2/1/01                                  -                     696,199
    AT&T Cap Corp                      Tranche TR, 7%, 8/15/01                                   -                   1,001,970
    Advanta Mtg                        Ser 99 4 Mtg LN Asset Bkd NI, 5.7%, 11/25/29              -                     998,427
    AID Inca Infrastructure            FIN FRN, 5.03%, 3/26/09                                   -                   2,000,000
    GNMA                               6.5%, 12/15/99                                            -                     955,703
    FHLMC                              7.5%, 12/1/99                                             -                     989,690
    American Residential Mtg LN TR     Assbkd CTF CL A, 1%, 5/25/29                              -                     694,990
    Bear Sterns Cos Inc                SR NT, 6.125%, 2/1/03                                     -                     868,194
    Bear Sterns Mtg Secs Inc           Psthru CTF Ser 95, 7%, 8/25/24                            -                     960,000
    Beaver VY II FDG Corp              Secd Lease Oblig BD, 8.25%, 6/1/03                        -                     484,127
    Block Mtg Finance Inc              Asset bkd CTF Ser 99, 7.122%, 4/27/01                     -                     906,095
    CWMBS Inc                          Ser 98 A 13, 6.5%, 12/25/28                               -                   1,799,360
    Columbia/HCA Healthcare Corp       Tranche TR, 8.13%, 8/4/03                                 -                     482,435
    Community Program LN TR            Ser 87 A 4, 4.5%, 10/1/18                                 -                   1,941,974
    Contimortgage Home Equity LN       Passthru CTF CL A, 1%, 6/15/28                            -                     971,672
    Fed Home Ln PC                     .99%, 11/1/06                                             -                   1,489,425
    Federal Home Ln Mtg Corp           Ser 1480 CL 1480/LZ, 7.5%, 3/15/23                        -                   1,475,530
    Federal Home Ln Mtg Corp           Ser 1548 CL 1548 Z, 7%, 7/15/23                           -                   2,206,821
    Federal Home Ln Banks              Preassign, 5.88%, 4/15/08                                 -                   8,494,176
    Federal Home Ln Mtg Corp           Ser 2043 CL ZP, 6.5%, 4/15/28                             -                   1,737,620
    Federal Home Ln Mtg Corp           Ser 1627 CL 1627C, 6%, 12/15/23                           -                     379,731
    Federal Home Ln Mtg Corp           Ser 1775 CL 1775 Z, 8.5%, 3/15/25                         -                   2,027,021
    Federal Home Ln Mtg Corp           Preassign, 6.5%, 1/15/24                                  -                   1,012,364
    Federal Natl Mtg Assn              Remic TR 1992, 8.932%, 8/25/22                            -                     209,106
    Federal Natl Mtg Assn              Remic TR 93 104 CL Z, 6.5%, 4/25/19                       -                     149,657
    Federal Natl Mtg Assn              Remic TR 1994 34 CL GZ, 6%, 3/25/09                       -                     127,806
    Federal Natl Mtg Assn              Ser 1996 57 CL Z, 7%, 12/25/26                            -                     892,500
    FNMA Pool                          6.173%, 5/1/36                                            -                     212,540
    FNMAPool                           6.262%, 2/1/09                                            -                   4,615,164
    Federal Natl Mtg Assn              6.98%, 1/1/10                                             -                   1,300,355
    FHA                                Merril 128 NCP, 7.43%, 10/19/27                           -                     543,970
    First Sec Corp Del                 NT, 5.875%, 11/1/03                                       -                     938,260
    Flagship Auto Receivables          Assete bkd NT CL A, 6.42%, 11/18/02                       -                   1,601,249
    Ford Mtr                           7.75%, 11/15/02                                           -                   1,524,975
    Ford Mtr                           Global NT, 1%, 2/13/03                                    -                   1,002,440
    GMAC Coml Mtg Sec Inc              Mtg CTF 1998 C1 CL A1, 6.411%, 11/15/07                   -                   1,277,483
    GMAC Coml Mtg Sec Inc              Mtg CTF 1998 C1 CL A 2, 6.7%, 3/15/08                     -                   2,843,550
    General Electric Cap Corp Min      Tranche TR, 5/19/00                                       -                   1,974,375
    General Motors Accep Corp          MTN VAR, 1%, 8/6/01                                       -                   2,507,425
    Green Tree Finl Corp               Home Equity Ln, 6.29%, 10/15/13                           -                   1,335,433
    Heller Finl Inc                    Tranche TR, 1%, 2/5/01                                    -                   1,004,760
    Housing Sec Inc                    Ser 1994 2 CL A, 6.5%, 7/25/09                            -                     521,801
    Lehman Brothers Hldgs              MTN Tranche, 1%, 4/1/02                                   -                     805,480
    Mellon Residential FDG Corp        TBC2 CL A 4 CTF, 6.58%, 7/25/29                           -                     987,500
    Merril Lynch                       PAC Amer ABN, .99%, 9/15/27                               -                     926,675
    MID ST TR UV                       Asset bkd NT, 8.33%, 4/1/30                               -                     299,542
    Morgan Stanley Dean Witter         Tranche TR, 1%, 4/22/04                                   -                   1,498,935
    Niagra Mohawk Pwr Corp             SR NT Ser C, 7.125%, 7/1/01                               -                     453,187
    Norwest Integrated Structured      Mtg Passthru CTF I A4, 7%, 9/25/29                        -                   2,603,521
    Occidental Pete Corp               SR NT, 1%, 4/1/13                                         -                   1,446,210
    OCWEN Mtg Ln                       1%, 10/25/29                                              -                     847,522

Baxter International Inc. and Subsidiaries
Incentive Investment Plan                                                                                           Schedule I
Line 27a Form 5500 - Schedule of Assets Held for Investment Purposes                                             Page 10 of 17
December 31, 1999

            Identity of                         Description of                                Cost of              Current
               issue                              Investment                                   Asset                value
-------------------------------------  ---------------------------------                 ------------------   -----------------
    Pimco FDS                          Intl FD Instl CL                                          -                   1,648,336
    PNC Mtg Secs Corp                  7.25%, 10/25/29                                           -                   2,349,200
    PP & L Transition                  Ser 1999 1 BD, 6.83%, 3/25/07                             -                     594,000
    Philip Morris                      NT, 7.25%, 9/15/01                                        -                   1,290,913
    Philip Morris                      DTD, 6%, 7/15/01                                          -                   1,464,240
    Salomon Bros                       Mtg passthru CTF Ser 1999 3CLA, 5.7%, 4/25/29             -                   1,064,216
    Salomon Bros                       Mtg CTF Ser 1999 AQ2 CLA 1, 5.8%, 12/15/29                -                   1,692,380
    Small Bus Admin                    Deb Ser 1999 20 K, 7.06%, 11/1/19                         -                   1,071,353
    Small Bus Admin                    Deb Ser 1999 20 L, 7.19%, 12/1/19                         -                   1,708,177
    System Energy Res Inc              Deb, 7.38%, 10/1/00                                       -                     500,520
    System Energy Res Inc              Mtg Bond, 7.71%, 8/1/01                                   -                     602,538
    TCI Communications                 Tranche TR, 6.104%, 4/3/02                                -                     588,770
    United Airlines Pass Thru          Pass thru CTF Ser 1995, 9.56%, 10/19/18                   -                     778,740
    United States Treas Bds            14%, 11/15/11                                             -                   2,929,500
    United States Treas Bds            12%, 8/15/13                                              -                   6,142,426
    United States Treas Bds            3.875%, 4/15/29                                           -                   4,773,127
    United States Treas Bds            6.5%, 10/15/06                                            -                   1,496,010
    United States Treas Bds            Inflation Index, 3.625%, 7/15/02                          -                   4,383,605
    WMC Mtg Ln Tr                      A Mtg CTF CL A, 1%, 6/20/28                               -                     534,050
    Williams Cos Inc                   NT, 1%, 1/30/00                                           -                   1,000,310
                                                                                         ------------------      -------------
                                                                                                 -               $ 105,637,355
                                                                                         ------------------      -------------
Bernstein

Cash & cash equivalents:

    Euro Currency                      Cash                                                      -                       3,285
    Pound Sterling                     Cash                                                      -                         801
    Federal Home Ln Bk                 BK CONS DSC NT .01% 3/29/00                               -                     207,190
    Federal Natl                       MTG ASSN DISC NTS .01% 3/3/00                             -                   5,355,004
    Federal Natl                       MTG ASSN DISC NTS .01% 3/27/01                            -                   1,608,973
    Ford Mtr Cr Co                     DISC CP YRS 1+2 5.850% 1/19/00                            -                   3,984,448
    General Elec Cap                   CORP DISC 5.870% 1/19/00                                  -                   3,991,564
    General Mtrs                       ACCEP CORP YR 1+2 5.870% 1/19/00                          -                   3,096,835
    SSB&Trust Co.                      Short Term Investment Fund 5.494%                         -                   1,038,709
                                                                                         ------------------      -------------
                                                                                                 -               $  19,286,809
                                                                                         ------------------      -------------
Fixed Income:

    Canadian Dollar                    Canada GOVT TREAS BillsS CDS 4/13/00                      -                   1,643,540
    Euro Currency                      Germany (FED REP) 6.25% 1/24/00                           -                     659,005
    Euro Currency                      International SCCR Limited 1.00% 5/15/00                  -                     501,201
    FNMA                               JAN 30 Single FAM 6.00% 12/1/99                           -                   2,954,449
    FNMA                               JAN 30 Single FAM 6.50% 12/1/99                           -                   1,017,565
    FNMA                               JAN 15 Single FAM 7.00% 12/1/99                           -                   1,749,539
    FNMA                               JAN 30 SingleFAM 8.00% 12/1/99                            -                   2,701,788
    FNMA                               JAN 30 Single FAM 8.50% 12/31/99                          -                   2,723,871
    GNMA                               JAN 30 Single FAM 7.50% 12/15/99                          -                   1,700,650
    Allied Cap                         COML MTG TR 6.310% 1/1/28                                 -                      56,209
    FHLMC                              JAN 30 Gold Single 6.5% 12/1/99                           -                   6,057,554
    FHLMC                              JAN 30 Gold Single 7.5% 12/1/99                           -                   3,844,946
    Amerada Hess Corp                  7.875% 10/1/29 NT                                         -                      63,395

Baxter International Inc. and Subsidiaries
Incentive Investment Plan                                             Schedule I
Line 27a Form 5500 - Schedule of Assets Held                       Page 11 of 17
for Investment Purposes
December 31, 1999

            Identity of                         Description of                                Cost of              Current
              issue                               Investment                                  Asset                 value
-------------------------------------  ---------------------------------                 ------------------ -------------------
    American Gen Fin Corp Mtn          6.55%  06/24/02 Tranche TR 00324                         -                      920,554
    Asset Securitization Corp          7.010%  10/13/26 COML MTG 96 D3 CL A 1A                  -                       74,978
    Associates Corp North Amer         5.960%  5/13/37 NT                                       -                      394,577
    FNMA                               TBA JAN 7 Balloon 6.5% 12/1/99                           -                    1,184,663
    Bear Stearns                       COML MTG SECS INC 7.0% 8/20/18                           -                      286,020
    Cp Limited Partnership             8.750%  3/2/00 SR NT DTD 3/2/95                          -                      390,371
    California Maritime Infrastruc     6.630%  11/1/09 Taxable San Diego UNI PORT               -                      502,520
    Capital Asset Resh Fdg 1998 A      5.905%  12/15/05 Tax Lien Collateralized BD              -                      219,971
    Case Cr Corp                       5.950%  8/1/00 Tranche TR 00004                          -                      997,730
    Case Equip Receivable Tr           5.810%  5/15/03 SER 98 B Asset BKD NT CL A 3             -                      412,748
    Champion Intl Corp                 9.7%  5/1/01                                             -                      340,214
    Chase Coml Mtg Secs Corp           7.6%  12/18/05 1996 1 MTG Passthru CTF CL A 1            -                      561,252
    Chase Coml Mtg Secs Corp           6.9%  9/19/06 1996 2 MTG Passthru CTF CL A 2             -                      342,041
    Chevy Chase Auto Receivables       6.5%  10/15/03 1997 1 Auto Receivables BKD               -                       88,476
    Coca Cola Enterprises Inc          6.75% 9/15/28 DEB                                        -                      616,784
    Commonwealth Edison Co             6.5%  4/15/00                                            -                      820,648
    Copelco Cap Fdg Corp Ii            6.34%  7/20/04 Lease BKD NT SER 1996 A CL A              -                      115,716
    Copelco Cap Fdg Tr                 5.78%  8/15/01 1998 A Lease BKD NT CL A 3                -                      258,619
    Credit Suisse 1St Boston Mtg       6.4%  1/17/35 COML MTG Passthru 1997 C2 CLA1             -                      377,948
    Credit Suisse First Boston         6.520  7/17/07 COML CTF 1997 C2 CL A2                    -                      359,366
    Dlj Mtg Accep Corp                 7.35%  9/18/03 2003 MTG 93 MF12 CL A 1                   -                      325,751
    Dlj Coml Mtg Corp                  1.00% 6/10/09 COML MTG CF 1999CG2 CL A 1B                -                      656,601
    Dayton Hudson Corp                 5.865%  8/15/27 Tranche TR 00021                         -                      969,872
    Dow Chem Co                        7.375%  11/1/29 NT                                       -                      850,947
    FDIC REMIC TR                      6.750  5/25/26 1996 CL COML MTG Passthru CTF             -                      178,849
    FMAC LN Receivables TR             6.5%  9/15/20 NT SER 1998 A CL A 2 144A                  -                      151,879
    FMAC LN Receivables TR             6.690%  9/15/20 NT SER 1998 A CL A 3 144A                -                      218,025
    Fairfax Fdg Tr                     6.483%  4/2/13 1998 1 COML MTG CTF 144A CL A             -                      375,638
    Federal Home Ln Mtg Pc Gte         6.00%  10/15/27 SER 2097 CL PX                           -                      208,293
    Federal Home Ln Mtg Corp           7.00%  08/15/29 Preassing  00431 SER 2176 CLOJ           -                      132,255
    Federal Home Ln Mtg Corp           7.00%  8/15/29 Preassign 00440                           -                      416,373
    Federal Home Ln Mtg Pc Gtd         6.5%  1/15/24 Series 1650 CLASS 1650 K                   -                      163,912
    Federal Natl Mtg Assn Gtd          7.0% 8/25/20 REMIC TR 1996 49 CL BA                      -                       12,675
    Federal Natl Mtg Assn Gtd          6.5%  8/25/13 REMIC TR 1999 41 CL PD                     -                      435,945
    FNMA Pool                          8.5% 8/1/27                                              -                    1,467,309
    FNMA Pool                          6.9%  6/1/07                                             -                          788
    FNMA Tba May 15                    6.00%  1/1/99                                            -                      431,681
    Felco Fdg Ii Llc                   .99%  10/15/00  98 1 AUTO LSE BKD NT 144A A A1           -                      263,599
    First Union Lehman Bros Comml      7.150%  6/18/29 SERE 97 C1 PASSTHRU CTF CL A 1           -                      303,611
    Fleet Boston Corp                  7.375%  12/1/09 SUB NT                                   -                      205,538
    Florida Residential Ppty + Cas     7.25%  7/1/02 NT SER 1997A 144A                          -                      973,692
    Florida Windstorm Underwriting     7.125%  2/25/19 SER 1999 A SR NT 144A                    -                      288,420
    GE Cap MTG SVCS Inc.               6.5%  2/25/24 REMIC MC PTHRU CTF SER94  5CLA4            -                       27,803
    GE Cap MTG SVCS Inc.               6.5%  3/25/24 REMIC MC 1994 11 CL A1                     -                       38,486
    GNMA Pool                          7.00%  2/15/28                                           -                    1,071,757
    GNMA Pool                          7.00%  12/15/27                                          -                    2,818,523
    GNMA Pool                          9.5%  11/15/21                                           -                      108,541
    GNMA Pool                          9.5%  8/15/21                                            -                      530,454
    GNMA Pool                          8.00%  1/15/27                                           -                       35,612
    Goodyear Tire + Rubr Co            7.00%  3/15/28  NT                                       -                      378,299
    Govt Natl Mtg Assn Gtd Remic       8.00%  6/20/25 REMIC TR 1995 4 CL CQ                     -                      411,888
    Green Tree Finl Corp               5.76%  3/1/30 1999 1 MTG PSTH CTF CL A 4                 -                      336,823
    Green Tree Finl Corp               .99%  3/1/20 1999 1 MTG CTF CL A5                        -                      402,750
    Green Tree Finl Corp               6.37%  3/1/30 1991 MTG CTF CL A 6                        -                      394,731

Baxter International Inc. and Subsidiaries
Incentive Investment Plan                                             Schedule I
Line 27a Form 5500 - Schedule of Assets Held                       Page 12 of 17
for Investment Purposes
December 31, 1999

            Identity of                         Description of                                Cost of              Current
              issue                               Investment                                  Asset                 value
-------------------------------------  ---------------------------------                 ------------------ -------------------
    Green Tree Lease Fin Llc           6.17%  9/20/05  1997 1 Lease BKD NT                       -                     311,548
    Green Tree Rec Equip + Consum      .99%  6/15/19  1998 A CTF CL A 1C                         -                     406,893
    Greenpoint Manufactured Hsg        7.27% 3/15/14  SER 1999 3 CTF CL IA 7                     -                     825,125
    Harley Davidson Eaglemark          5.81%  5/15/02  1998 1 Contract BKD NT CL A 1             -                      61,006
    Hyder Plc                          6.75%  12/15/04  NT 144A                                  -                     663,110
    Ingersoll Rand Co                  6.015%  2/15/28  Tranche TR 00054                         -                     792,960
    Ingersoll Rand Co                  6.255%  2/15/01  SR NT                                    -                     391,947
    Intl Lease Fin Corp Mtn            5.4%  2/22/02  Tranche TR 00483                           -                     804,104
    Israel St                          7.25%  12/15/28  BD                                       -                     286,759
    LB Coml Conduit MTG TR             6.21%  10/15/08  1998 C4 MTG PSSTHR CTF CL A 1            -                     847,430
    LB Coml Conduit MTG TR             6.78%  12/31/30  1999 C1 CL A2 MTG PASSTHRU               -                     405,216
    Lilly Del Mar Inc                  1.00%  8/5/29  CAP SECS 144A 3C7                          -                     660,627
    Merck And Co Medium Term Nts       5.67%  5/3/37  Tranche TR 00011                           -                     613,770
    Morgan Jp Coml Mtg Fin Corp        .99%  1/15/30  MTG PASS THRU CTF 1998  C6 A1              -                     336,227
    Morgan Stanley Cap 1 Inc           7.217%  11/15/28  COML MTG PSTHRU WF1 CL A2 144A          -                     621,835
    Morgan Stanley Cap 1 Inc           6.59%  10/03/30  COML MTG CTF 1997 XL1 CL A 1             -                     360,977
    Morgan Stanley Cap 1 Inc           6.72%  1/15/28  ALIC COML MTG Passthru CTFCA1B            -                     301,374
    Morgan Stanley Cap 1 Inc           5.99%  1/15/28  97  ALIC COML MTG CTF CL A2               -                     338,242
    Morgan Stanley Cap 1 Inc           6.2%  5/3/05  COML MTG CTF 1998 XL1 CL A 1                -                     566,208
    NYCTL TR                           6.46%  5/25/05  1997 1 TAX LIEN BD CL A 144A              -                      88,725
    New York Ny                        6.55%  8/1/00  Taxable SER E                              -                     384,211
    New York Ny                        6.65%  8/1/01  Taxable SER E                              -                     396,456
    Newcourt Equip Tr Secs             5.24%  12/20/02  SER 1998  1 REC BKD NT CL A 3            -                     174,150
    Newcourt Receivables Asset Tr      6.87% 6/20/04%  6/20/04  1996 2 ASST BKD NT CL A          -                      50,884
    Newcourt Receivables Asset Tr      6.24%  12/20/04  1996 3 Asset Backed NT CL A              -                      13,910
    Newcourt Receivables Asset Tr      1.00%  5/20/05  SER 1997 1 CL A4                          -                     335,905
    Nomura Asset Secs Corp             8.170%  3/4/20  CTF 95 MDIII CL A 1A                      -                     341,120
    Norsk Hydro A S                    7.15%  1/15/29  DEB                                       -                     407,358
    Oklahoma Dev Fin Auth Rev          6.82%  8/15/02  Taxable REF Hillcrest SER B               -                     222,046
    Paine Webber Group Inc Mtn         6.95%  3/31/00  Tranche SR 00157                          -                     205,174
    Paine Webber Group Inc Mtn         5.963%  7/20/00  Tranche TR 00218                         -                     398,416
    Peachtree Franchise Loan Llc       6.680%  1/15/21  1999 A CL A1                             -                     405,095
    Philip Morris Cos Inc              7.25%  9/15/01  NT                                        -                     441,889
    Port Portland Or Appt Rev          5.76%  7/1/28  REF Taxable Portland INTL 14               -                     384,372
    Prudential Home Mortgage Sec       6.00%  5/25/24  MTG PTHRU CTF SER 94 15 CL A2             -                      50,114
    Prudential Secs Secd Fing Corp     6.48%  3/15/09  COML MTG Passthru CTF 1999NRF1            -                     857,541
    Quebec Prov Cda                    7.125%  2/9/24                                            -                     724,370
    Rmf Coml Mtg Pass Thru Ctfs        7.1%  11/28/27  SER 1995 1 CL A 2 144A                    -                     159,799
    Rmf  Com Lmtg Pass Thru Ctfs       6.751%  1/15/19  SER 1997 1 CL A2 144A                    -                     621,510
    Residential Fdg Mtg Secs I         7.00%  5/25/24  SER 1994 S13 CL A2                        -                     133,187
    Riverside Cnty Ca Asset Lease      6.29%  6/1/14                                             -                     399,816
    Rohm + Haas Co                     6.95%  7/15/04  NT                                        -                     804,291
    Salomon Inc                        6.625%  6/1/00  NT                                        -                     450,252
    Structured Asset Secs Corp         6.790%  10/15/34  COML MTG Passthru CTF 97 LL I           -                     418,921
    Supervalu Inc Medium Term Nts      6.5%  10/6/00 Tranche TR 00001                            -                     780,569
    Ttx Co Mtn Book Entry 144A         5.75%  3/23/01  Tranche TR 00026 144A                     -                     756,623
    Telecominica De Puerto Rico In     6.15%  5/15/02  SR NT                                     -                     882,447
    Transamerica Fin Corp Mtn          6.8%  12/14/01  Tranche SR 00216                          -                     885,461
    Union Tank Car Co Mtn Book         5.91%  5/1/02  Tranche TR 00013                           -                     556,958
    United States Treas Bds            7.5%  11/15/16                                            -                   2,161,077
    United States Treas Nts            6.5%  5/31/02                                             -                  10,420,191
    United States Treas Nts            3.625%  7/15/02  Inflation Index                          -                   4,413,579
    United States Treas Nts            5.875%  9/30/02                                           -                   1,311,538
    West Pa Pwr Co Mtn                 6.375%  6/1/04  Tranche TR 00003                          -                     844,571

Baxter International Inc. and Subsidiaries
Incentive Investment Plan                                             Schedule I
Line 27a Form 5500 - Schedule of Assets Held for Investment        Page 13 of 17
Purposes
December 31, 1999

               Identity of                      Description of                                Cost of              Current
                 issue                            Investment                                   Asset                value
-------------------------------------  ---------------------------------                 ------------------ --------------------
    Whirlpool Corp                     9.5% 6/15/00                                                     -              684,011
    Xerox Corp Medium Term Nts         5.545% 7/22/37  Tranche TR 00040                                 -              679,452
                                                                                         ------------------ ------------------
                                                                                                        -   $       93,367,573
                                                                                         ------------------ ------------------

Loomis

Cash & cash equivalents:

    US Dollar                          Cash                                                             -              (68,790)
    SSB & Trust Co.                    Short Term Investment Fund                                       -              977,344
                                                                                         ------------------ ------------------
                                                                                                        -   $          908,553
                                                                                         ------------------ ------------------

Fixed Income:

    AFC Home Equity LN TR              6.00% 1/20/13 SER 1993 2 CL A                                    -              226,327
    AMB PPTY LP                        7.1% 6/30/08 2008 NT                                             -            1,853,640
    Advanta Home Equity Ln Tr          7.2% 11/25/08 Passthru CTF 1992 4 CL A1                          -              100,618
    Advanta Home Equity Ln Tr          5.95% 9/03/25 1993 1 Home Equity LN Passthru                     -              188,972
    Associates Corp North Amer         6.25% 11/01/08 SR NT                                             -              923,200
    Bank Boston NA MTN                 6.375% 3/25/08                                                   -            3,644,152
    Capital One Bk Mtn Book Entry      6.375% 2/15/03 Tranche TR 00096                                  -              527,483
    Case Cr Corp                       6.75% 10/21/07 NT                                                -              728,064
    Chase Manhattan Corp New           6.00% 11/1/05                                                    -              932,690
    Chilgener S A                      6.5% 1/15/06 NT                                                  -            2,518,962
    Citibank Cr Cord Master Tr I       5.875% 3/10/11 199902 PARTN CTF CL A                             -              898,750
    Compania De Radiocomm Moviles      9.25% 3/8/08                                                     -            1,740,000
    Conagra Inc                        7.00% 10/01/28 DEB                                               -            1,537,970
    Dana Corp                          6.5% 3/1/09 NT                                                   -            1,275,554
    Donaldson Lufkin + Jenrette Inc    6.875% 11/1/05 2005 SR NT                                        -            3,603,708
    Duke Cap Corp                      7.5% 10/1/09 SR NT                                               -              889,524
    Enersis S A                        7.4% 12/1/16 NT                                                  -            2,173,110
    Federal Home Ln Mtg Pc Gtd         4.5% 11/15/07 SER 1404 FA                                        -            1,819,403
    Federal Home Ln Mtg Pc Gtd         6.05% 2/15/11 SER 1540 CL C                                      -                    1
    Federal Home Ln Mtg Corp           5.75% 12/15/25 SER 2059 CL HA                                    -              345,872
    Federal Home Ln Mtg Corp           6.00% 12/15/18 SER 2078 CL PA                                    -              491,250
    Federal Home Ln Mtg Corp           6.00% 7/15/27 Preassign 00249                                    -              976,344
    Federal Home Ln Mtg Corp Gtd       6.00% 4/15/25 Preassign 00392                                    -              898,430
    Federal Home Ln Mtg Pc Gtd         3.5% 12/15/21 SER 1629 CL 1629 HA                                -            1,167,274
    Federal Home Ln Mtg Pc Gtd         6.00% 11/15/22 SER 1673 CL 1673 H                                -            1,677,924
    Federal Home Ln Mtg Corp           6.00% 2/15/11 SER 1819 CL 1819 E                                 -            2,822,790
    Federal Home Ln Mtg Pc Gtd         6.5% 11/15/21 SER 1861 CL 1961 G                                 -            3,104,000
    Federal Home Ln Mtg Pc Gtd         6.5% 7/15/24 SER 1921 CL 1921 C                                  -            1,143,744
    Federal Home Ln Mtg Corp           5.00% 1/15/04 DEB                                                -              234,140
    Fed Home Ln Mtg Corp               6.625% 9/15/09 DEB                                               -            1,457,340
    Federal Natl Mtg Assn Gtd          6.00% 7/25/06 SER 1993 174 CL Z                                  -               20,278
    Federal Natl Mtg Assn              5.625% 5/14/04                                                   -              430,029
    Federal Natl Mtg Assn              6.5% 4/18/21 SER 1997 36 CL G                                    -            1,960,200
    Federal Natl Mtg Asn               6.00% 3/25/23 REMIC TR 1999 28 CL PH                             -            5,136,750
    FNMA Pool                          5.5% 5/1/11                                                      -              207,199
    FNMA Pool                          6.00% 12/1/28                                                    -            1,305,232
    FNMA Pool                          6.5% 11/1/09                                                     -              247,502
    FNMA Pool                          6.5% 4/1/10                                                      -              381,481
    FNMA Pool                          5.5% 4/1/11                                                      -            2,061,327

Baxter International Inc. and Subsidiaries
Incentive Investment Plan                                             Schedule I
Line 27a Form 5500 - Schedule of Assets Held for Investment        Page 14 of 17
Purposes
December 31, 1999

            Identity of                       Description of                                   Cost of            Current
              issue                            Investment                                       Asset              value
-------------------------------------  ---------------------------------                 ------------------ -------------------
    FNMA Pool                          6.00% 4/1/28                                                     -           2,219,302
    Firstbank P R                      7.625% 12/15/05 SUB CAP NT                                       -           1,547,592
    Ford Mtr Co Del                    6.375% 2/1/29 BD                                                 -             755,604
    Ford Mtr Cr Co                     5.8% 1/12/09 CDT                                                 -             709,008
    Gnma Pool                          7.00% 9/15/08                                                    -           1,675,811
    Green Tree Finl Corp               6.08% 3/1/30 1999 2 MFD HSG SR SUB Passthru                      -             780,656
    Green Tree Finl Corp               5.95% 2/1/31 1999 3 MFD HSG SR + SUB Passthru                    -             678,342
    Household Fin Corp                 5.875% 9/25/04 NT                                                -           2,500,620
    Poland (Rep Of)                    4.00% 10/27/14 VAR PCT BDS 10/27/14 USD PDIB                     -           2,700,720
    Korea Elec Pwr Corp                7.75% 4/1/13                                                     -           1,888,440
    Lehman Bros Hldgs Inc              6.625% 11/15/00 NT                                               -             702,039
    Lehman Bros In                     7.360% 12/15/03 SR SUB NT                                        -             742,560
    Lehman Bros Inc                    6.5% 4/15/08 NT                                                  -             643,216
    Mbna Master Cr Card Tr 11          7.00% 2/15/12 SER 1999 J Asset BKD CTF CL A                      -             980,170
    Merey Sweeny Lp                    8.85% 12/18/19 SV BD 144A                                        -             960,250
    NWA TR                             8.26% 3/10/06 NO 1 SR Aircraft NT CL A                           -             582,345
    NWA TR                             9.36% 9/10/07                                                    -             624,471
    Nomura Asset Secs Corp             7.514% 3/15/18 SER 94 MD1 CL A 1B                                -             406,770
    Nomura Asset Secs Corp             7.5% 5/25/24 94 2 CL 2A                                          -             546,488
    OSCC Home Equity LN TR             6.025% 6/15/08 SER 93 2 Asset Backed NT                          -             208,868
    PDVSA Fin Ltd                      6.8% 11/15/08 NT 144A                                            -           1,664,592
    Pemex Fin Ltd                      10.61% 8/15/17 NT                                                -           1,083,457
    Philip Morris Cos Inc              6.375% 2/1/06 NT                                                 -           2,519,303
    Pioneer Nat Res Co                 6.5% 1/15/08 SR NT                                               -           1,255,410
    Provident Cos Inc                  6.375% 7/15/05 SR NT                                             -           1,611,685
    Pulte Corp                         7.00% 12/15/03 SR NT                                             -           2,387,955
    R B Falcon Corp                    6.75% 4/15/05 SR NT SER B                                        -             880,000
    South Africa Rep                   8.5% 6/23/17 NT                                                  -           2,366,000
    Telekom Malaysia Berhad            7.875% 8/1/25 DEB 144A                                           -           2,621,107
    Time Warner Inc                    6.625% 5/15/29 DEB                                               -             383,706
                                                                                         ----------------   -----------------
Standish                                                                                                -   $      90,277,721
                                                                                         ----------------   -----------------

Cash & cash equivalents:

    Federal Home Ln Bk Cons Dsc Nt     .01% 2/9/00                                                      -           1,392,440
    Federal Home Ln Mtg Disc Nts       .01% 1/21/00 DISC NTS                                            -             847,612
    State Street Bank + Trust Co       5.494% Short Term Investment Fund                                -             411,516
                                                                                          ---------------   -----------------
                                                                                                        -   $       2,651,568
                                                                                          ---------------   -----------------

Fixed Income:

    Standish Ayer + Wood Invt Tr       INTL Fixed Income FD                                             -           3,378,073
    Afc Home Equity Ln Tr              6.00% 1/20/13 SER 1993 2 CL A                                    -                   1
    Abbey Natl Plc                     1.00% 6/29/49 SUB Reset CAP Secs PREP                            -             518,541
    Advanta Mtg Ln Tr                  6.44% 5/25/29 SER 1999 2 CL A3                                   -             195,796
    Ahold Fin Usa Inc                  6.25% 5/1/09, NT                                                 -             201,632
    American Finl Group Inc Oh         7.125% 4/15/09 SR DEB                                            -             358,632
    American Std Inc                   7.375% 4/15/05 SR NT                                             -             259,875
    Amvescap Plc                       6.6% 5/15/05 SR NT                                               -             542,978
    Aramark Svcs Inc                   7.00% 7/15/06 GTD NT                                             -             531,415
    Avalon Pptys Inc                   7.375% 9/15/02 NT                                                -             569,745
    Bank Utd Corp                      8.875% 5/1/07  2007 SUB NT                                       -             449,008

Baxter International Inc. and Subsidiaries
Incentive Investment Plan                                            Schedule I
Line 27a Form 5500 - Schedule of Assets Held                      Page 15 of 17
for Investment Purposes
December 31, 1999

             Identity of                        Description of                                Cost of              Current
               issue                              Investment                                   Asset                value
-------------------------------------  ---------------------------------                 ------------------   -------------------
  Bear Stearns Cos Inc                 6.15% 3/2/04 GLOBAL NT                                     -                      261,489
  British Sky Broadcasting Group       8.2% 7/15/09 USD NT                                        -                      298,359
  Csc Hldgs Inc                        8.125% 7/15/09 SSR NT SER B                                -                      101,250
  Capital One Master Tr                5.43% 1/15/07 SER 4 Asset BKD CTF CL A                     -                      403,086
  City Natl Bk Ca                      6.375% 1/15/08 SUB NT Accredited INVS                      -                      357,884
  Cox Communications Inc               6.69% 9/20/04 Tranche TR 00005                             -                      243,565
  Cox Enterprises Inc                  6.625% 6/14/02 NT 144A                                     -                      269,544
  Delta Air Lines Inc De               8.3% 12/15/29 NTS 144A                                     -                      481,165
  Delta Fdg Home Equity Ln Tr          6.34% 12/15/28 1999 1 Asset BKD CTF CL A 6F                -                      539,942
  Diageo Cap Plc Mtn Be                7.25% 11/1/09 Tranche TR00001                              -                      367,440
  Diageo Cap Plc                       6.125% 8/15/05 GTD NT                                      -                      542,754
  Eop Oper Ltd Partnership             6.5% 1/15/04 NT                                            -                      238,420
  Federal Home Ln Mtg Corp             5.75% 3/15/09 DEB                                          -                    3,562,416
  Federal Natl Mtg Assn                5.625% 5/14/04                                             -                    1,791,788
  Federal Natl Mtg Assn                6.5% 8/15/04 CONS BD                                       -                      271,563
  FNMA Pool                            8.5% 6/1/12                                                -                      316,703
  First Un Natl Bk Fl                  6.18% 2/15/36 Tranche SB 00001                             -                      419,364
  First Un Bk N C Charlotte            5.8% 12/1/08 Tranche SB 00003                              -                      220,215
  First Usa Secd Nt Tr                 6.5% 1/18/06 1998 1 SECD NT 144A                           -                      576,006
  Florida Windstorm Underwriting       7.125% 2/25/19 SER 1999 A SR SECD NT 144A                  -                      251,796
  Ford Mtr Cr Co                       6.7% 7/16/04 Global Landmark SECS GLOBLS                   -                      538,313
  Franchise Fin Corp Amer              7.00% 11/30/00 SR NT                                       -                      370,590
  Gmac Coml Mtg Sec Inc                1.00% 9/15/06 MTG PT CTF SER 1997 C1 CL A2                 -                      195,446
  GNMA Pool                            8.00% 10/15/26                                             -                      286,380
  Gs Escrow Corp                       7.00% 8/1/03 SR NT                                         -                      420,116
  Gs Escrow Corp                       7.125% 8/1/05 SR NT                                        -                       89,876
  Goldman Sachs Group L P              6.34% 3/1/06 144A Tranche TR 00277                         -                      283,407
  Goldman Sachs Group L P              7.25% 10/1/05 NT                                           -                      269,607
  Goldman Sachs Group L P              6.625% 12/1/04 NT 144A                                     -                      265,254
  Imc Home Equity Ln Tr                6.65% 2/20/29 SER 1997 7 CL A 8                            -                      378,248
  Ici Wilmington Inc                   6.75% 9/15/02 GTD NT                                       -                      392,144
  Ici Wilmington Inc                   6.95% 9/15/04 GTD NT                                       -                      292,491
  Idex Corp                            6.875% 2/15/08 SR NT                                       -                      439,975
  International Business Machs         8.375% 11/1/19 DEB                                         -                      273,750
  Kaufman + Broad Home Corp            7.750% 10/15/04 SR NT                                      -                      441,750
  Kroger Co                            8.00% 9/15/29 SR DEB                                       -                       97,292
  Lehman Bros Inc                      7.625% 6/1/06 SR SUB NT                                    -                      124,008
  Lehman Bros Inc                      6.625% 2/15/08 NT                                          -                      115,978
  Merck + Co Inc                       6.4% 3/1/28 Shelf 3                                        -                      131,949
  Midland Rlty Accep Corp              7.233% 1/25/29 SER C2 CL A2                                -                      569,607
  Morgan Stanley Cap I Inc             6.25% 7/15/07 COML MTG CTF 1998 WF1 CL A 1                 -                      509,511
  National City Corp                   5.75% 2/1/09 SUB M                                         -                      306,229
  National Westminster Bk Plc          1.00% 4/29/49 Reset SUB NT                                 -                      768,728
  News Amer Hldgs Inc                  9.5% 7/15/24 GTD SR DEB                                    -                      197,251
  News Amer Inc                        7.3% 4/30/28 GTD SR DEB                                    -                      133,797
  Ontario Prov Cda                     5.5% 10/01/08 BD                                           -                      509,318
  Reliastar Finl Corp                  6.5% 11/15/08 NT                                           -                      113,693
  Residential Asset Sec Mtg Pass       5.98%10/25/29 SER 1998 KS3 CL A 1 7                        -                      535,020
  Residential Asset Sec Mtg Pass       6.32% 4/25/30 SER 1999 KSI CL A 1 8                        -                      540,995

Baxter International Inc. and Subsidiaries
Incentive Investment Plan                                                                                           Schedule I
Line 27a Form 5500 - Schedule of Assets Held for Investment Purposes                                             Page 16 of 17
December 31, 1999

            Identity of                         Description of                                Cost of                Current
                 issue                            Investment                                   Asset                  value
-------------------------------------  --------------------------------------           ------------------        -------------
    Residential Asset Sec Mtg Pass     7.15%  7/25/30  SER 1999 KS2 CL A I 9                     -                     681,188
    Royal Carribbean Cruises Ltd       7.5%  10/15/27  2027 SR NT                                -                     246,436
    Safeway Inc                        7.25%  9/15/04 NT                                         -                     371,389
    St George Bkltd                    7.15%  10/15/05  2005 SUB NT 144A                         -                     263,753
    Salomon Inc                        6.25%  6/15/05 NT                                         -                     142,305
    Sequa Corp                         9.00%  8/1/09  Tranche TR 00005                           -                     483,750
    Simon Debartolo Group Lp Mtm B     7.125%  6/24/05  Tranche TR 00001                         -                      94,202
    Simon Debartlol                    6.875%  10/27/05                                          -                     419,423
    Societe Generale                   1.00%  4/29/49  Step UP Perpetual Sub NT 144A             -                     289,461
    Stagecoach Hldgs                   NT, 8.625%, 11/15/09                                      -                     248,085
    TCI Communications                 SR NT, 6.375%, 5/1/03                                     -                     562,678
    TRW Inc                            NT, 6.625%, 6/1/04                                        -                     384,280
    Telephone & Data Sys Inc           DEB, 7%, 8/1/06                                           -                     580,368
    Tenet Healthcare Corp              SR NT, 8.625%, 12/1/03                                    -                     123,438
    Texaco Cap                         9.75%, 3/15/20                                            -                     478,864
    Tricon Global Restuarants          SR NT, 7.65%, 5/15/08                                     -                     258,173
    TYCO Intl Group                    GTD NT, 6.875%, 9/5/02                                    -                     517,708
    USA Waste Svcs Inc                 Mandatorily tendered SR NT, 6.125%, 7/15/01               -                     237,938
    USA Waste Svcs Inc                 7%, 7/15/28                                               -                     188,588
    Union Planters Bank                Sub NT Accd Invs, 6.5%, 3/15/18                           -                     265,227
    US Home Corp                       SR  NT, 8.25%, 8/15/04                                    -                     351,488
    United States Tres Bd Strp Prn     Stripped prin pmt, 8.875%, 2/15/19                        -                     219,936
    United States Tres Bd Strp Prn     8/15/20                                                   -                     161,961
    United States Treas Bds            8.5%, 2/15/20                                             -                     797,762
    United States Treas Bds            8.125%, 5/15/21                                           -                   5,330,063
    United States Treas Nts            7.875%, 11/15/04                                          -                     687,271
    United States Treas Nts            6.625%, 4/30/02                                           -                     957,277
    United States Treas Nts            inflation index, 3.625%, 7/15/02                          -                   1,134,534
    United States Treas Nts            5.75%, 10/31/02                                           -                      98,625
    United States Treas Nts            4.625%, 11/30/00                                          -                   2,171,114
    United States Treas Nts            3.875%, 1/15/09                                           -                     952,481
    United States Treas Nts            6%, 8/15/09                                               -                   3,584,375
    United Technologies Corp           NT, 6.625%, 11/15/04                                      -                     245,510
    UPM Kymmene                        7.45%, 11/26/27                                           -                     181,296
    Viacom                             SR NT, 7.75%, 6/1/05                                      -                     276,796
    Wellsford Residential Ppty         NT, 9.375%, 2/1/02                                        -                     412,784
                                                                                        ------------------        -------------
                                                                                                 -                  52,511,684
                                                                                        ------------------        -------------

Baxter International Inc. and Subsidiaries
Incentive Investment Plan                                             Schedule I
Line 27a Form 5500 - Schedule of Assets Held for Investment
Purposes                                                           Page 17 of 17
December 31, 1999

            Identity of                         Description of                              Cost of             Current
              issue                               Investment                                 Asset               value
-------------------------------------  ---------------------------------              ------------------   -----------------
Common/collective trusts:
*   State Street Bank & Trust Co       S + P 500 Flagship fund                                -                $217,482,674
*   State Street Bank & Trust Co       Daily EAFE fund                                        -                  29,112,195
                                                                                      ------------------   ----------------

                                                                                              -                $246,594,868
                                                                                      ------------------   ----------------
*     Participant loans                                                                       -                $ 28,571,785
                                                                                      ------------------   ----------------


Group annuities:
    Met Life                           variable rate, open ended maturity                     -                  24,728,210
                                                                                      ------------------   ----------------
                                                                                              -                  24,728,210
Benefit Responsive Interest rate Wrapper Contracts:
    Bankers Trust                      open ended maturity                                    -                 (18,667,426)
    Chase                              open ended maturity                                    -                     885,317
    Deutsche Bank                      open ended maturity                                    -                 (18,296,755)
                                                                                      ------------------   ----------------

                                                                                              -                 (36,078,864)
                                                                                      ------------------   ----------------
                                                                                              -              $1,390,316,452
                                                                                      ==================   ================

*   Party-in-interest

                                   SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      BAXTER INTERNATIONAL INC. AND SUBSIDIARIES
                                      INCENTIVE INVESTMENT PLAN


Date: July 5, 2000                    By: /s/ Brian P. Anderson
                                          -------------------------
                                          Brian P. Anderson
                                          Senior Vice President and
                                          Chief Financial Officer